Exhibit 1

Joint Filing Agreement

In connection with the beneficial ownership of shares of common stock, $.001 par value per share, of Profire Energy, Inc., the undersigned hereby agree to the joint filing on behalf of such persons of all filings, including the filing of a Schedule 13D and all amendments thereto under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), required under the Exchange Act pursuant to which joint filing statements are permitted.

IN WITNESS WHEREOF, the undersigned have caused this Joint Filing Agreement to be executed as of May 10, 2022.

/s/ Harold Albert
Harold Albert

1831893 ALBERTA LTD.

By:	/s/ Harold Albert
	Name:	Harold Albert
	Title:	Sole Owner